Exhibit 99.1

PRESS RELEASE

Priveterra Acquisition Corp. Announces Authorization to List on NYSE Upon Completion of Business Combination with AEON Biopharma, Inc.

FORT LAUDERDALE, FL- July 17, 2023- Priveterra Acquisition Corp. (Nasdaq: PMGM) (“Priveterra” and, after the consummation of its pending business combination (the “Business Combination”) and following its name change to AEON Biopharma, Inc., “New AEON”) today announced that NYSE Regulation, on July 13, 2023, authorized New AEON common stock (“New AEON Common Stock”) and New AEON warrants to be listed on NYSE American LLC (“NYSE”) upon the Business Combination with AEON Biopharma, Inc., (“AEON”) following which AEON will be a wholly owned subsidiary of Priveterra and Priveterra will change its name to AEON Biopharma, Inc.

Trading is expected to begin on NYSE on July 24, 2023, under the new ticker symbol “AEON” for the New AEON Common Stock following the consummation of the Business Combination, which is expected to occur on July 21, 2023, subject to satisfaction or waiver of standard, customary closing conditions.

As of July 17, 2023, Priveterra’s public stockholders holding 1,681,348 shares, out of a total of 2,002,272 shares, of Class A common stock validly elected to redeem their public shares for a full pro rata portion of the trust account holding the proceeds from Priveterra’s initial public offering, leaving 320,924 shares remaining. The redemption price as of July 17, 2023 is approximately $10.62.

Priveterra will be automatically accepting requests by stockholders to withdraw their previously submitted redemption requests until 5:00 p.m. Eastern Time on July 20, 2023.

No action is required by existing PMGM shareholders with respect to the ticker symbol or exchange listing change.

About Priveterra Acquisition Corp.

Priveterra Acquisition Corp. (NASDAQ: PMGM) is a blank-check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses in life sciences. Priveterra is sponsored by Robert Palmisano and Priveterra Capital, LLC.

Forward-Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events involving, or future performance of, the Company or AEON. In some cases, you can identify forward-looking statements by terminology such as “pro forma”, “may”, “should”, “could”, “might”, “plan”, “possible”, “project”, “strive”, “budget”, “forecast”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, and AEON and its management, as the case may be, are inherently uncertain. Certain risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s final prospectus dated February 11, 2021, relating to its IPO and other risks and uncertainties indicated from time to time in the definitive proxy statement to be delivered to the Company’s stockholders and related S-4 Registration Statement, including those set forth under “Risk Factors” therein, and other documents filed to be filed with the SEC by the Company.

PRESS RELEASE

Contacts

Investor Contact:
Priveterra Acquisition Corp.

spac@priveterra.com